FORM OF PROMISSORY NOTE


THIS PROMISSORY NOTE AND THE SHARES ISSUABLE UPON CONVERSION HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER THIS NOTE NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS (1) A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE HOLDER OF THIS NOTE, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT THIS NOTE MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR TRANSFERRED IN THE MANNER CONTEMPLATED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS.

                       Palomar Medical Technologies, Inc.
                  4.5% Convertible Subordinated Promissory Note

$2,500,000                                                      October 17, 1996
                                                              New York, New York


     Palomar Medical Technologies, Inc., a Delaware corporation (the "Company"), for value received, hereby promises to pay to -------------------------, or registered assigns (the "Holder"), the principal amount of $2,500,000 according to Paragraph 1 and to pay interest on the unpaid principal balance hereof at the rate (calculated based on a 360-day year consisting of twelve 30-day months) of 4.5% per annum, from the date hereof until the Maturity Date (hereinafter defined). From and after an Event of Default, interest shall accrue at the rate of 12% per annum. In no event shall any interest to be paid hereunder exceed the maximum rate permitted by law, and this Note shall automatically be deemed amended to permit interest charges at a rate equal to, but no greater than, the maximum rate permitted by law. Capitalized terms used and not otherwise defined have the meanings ascribed thereto in Section 9.

        1. Payments

           (a) Interest on the unpaid principal balance shall be paid quarterly in arrears on the last day of each calendar quarter commencing on December 31, 1996.

           (b) Principal of this Note shall be due and payable in three consecutive, equal annual installments commencing on the third anniversary of the date hereof and ending on the fifth anniversary of the date hereof (the "Maturity Date").

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

           (c) Payments of principal of, and interest on, this Note shall be made by check or by wire transfer, at the Holder's option, to the Holder's address set forth above if by check, or to such bank account as the Holder shall designate by written notice if by wire transfer.

           (d) The obligations to make the payments provided for in this Note are absolute and unconditional and not subject to any defense, set-off, counterclaim, recision, recoupment or adjustment whatsoever. The Company hereby expressly waives demand and presentment for payment, notice of nonpayment, notice of dishonor, protest, notice of protest, bringing of suit and diligence in taking any action to collect any amount called for hereunder, and shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission with respect to the collection of any amount called for hereunder.

       2. Company Call Option. If, at any time after 120 days from the date hereof, the Average Bid Price (as hereinafter defined) for 60 consecutive days thereafter (a "Redemption Period") is equal to or less than the Conversion Price Floor (as hereinafter defined), the Company shall have the right, by written notice to the Holder (the "Redemption Notice") to redeem the entire principal amount of the Note (or any amount greater than 25% of the then outstanding principal balance of the Note) by paying to the Holder that amount (the "Redemption Amount") which, when added to the interest payment previously received hereunder, would yield to the Holder a 30% per annum return, on the redeemed amount. The Redemption Amount shall be paid within 30 days (the "Redemption Amount Due Date") of the Redemption Notice. If the Redemption Amount is not paid on or prior to the Redemption Amount Due Date, the Company's Redemption Notice, and the redemption rights granted under this Section 2, shall terminate and the outstanding principal amount and all accrued but unpaid interest on this Note shall bear interest at the rate of 24% per annum from the Redemption Amount Due Date.

       3. Ranking of Note

           (a) The Holder covenants and agrees that the payment of the principal of, and interest on, the Note is subordinate in right of payment to the payment of all existing and future Senior Debt and on parity in such right of the Debentures.

           (b) The Holder hereby agrees to execute, upon 10 days request by the Company, such subordination agreements, instruments or waivers as may be reasonably necessary in the opinion of any holder of Senior Debt to reflect the terms set forth herein.

           (c) No payment on account of principal or interest on this Note shall be made if, at the time of such payment or immediately after giving effect thereto, there shall exist with respect to any Senior Debt any default or any condition, event or act that, with notice or lapse of time, or both, would constitute a default, unless waived, and if any such payments are received by Holder, Holder shall forthwith deliver such payment to the holders of the Senior Debt, for application on account of the Senior Debt, and until so delivered, such payment shall be held in trust by Holder as the property of the holders of the Senior Debt.

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

           (d) In the event of any insolvency proceedings, and any receivership, liquidation or other similar proceedings in connection therewith, relative to the Company or its property, and in the event of any proceedings for voluntary or involuntary liquidation, dissolution or other winding-up of the Company, whether or not involving insolvency, then the holders of Senior Debt shall be entitled to receive payment in full of all principal, interest fees and charges, including without limitation post-petition interest, on all Senior Debt before Holder is entitled to receive any payment on account of principal or interest upon this Note and no claim or proof of claim shall be filed with the Company by or on behalf of Holder that shall assert any right to receive any payments in respect of this Note, except subject to the payment in full of the principal and interest on all the Senior Debt then outstanding.

           (e) If funds or assets which would otherwise be available to make payments in respect of this Note are instead paid or distributed to the holders of Senior Debt on account of the subordination provisions of this Section 3, Holder shall, subject to the payment in full of all Senior Debt, be subrogated to the rights of the holders of Senior Debt to receive payments or distributions of assets of the Company applicable to the Senior Debt until all amounts owing on this Note shall be paid in full.

       4.  Representations  and  Warranties.   The  Company  represents  and
warrants to the Holder that:

           (a) Due Incorporation. The Company: (i) is a corporation duly incorporated and validly existing under the laws of the jurisdiction of its incorporation; (ii) has all requisite corporate power to own its assets and carry on its business as now being, or as proposed to be, conducted; and (iii) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a material adverse effect on the financial condition, operations, business or prospects of the Company taken as a whole.

           (b) SEC Reports. The Company files periodic reports with the Securities Exchange Commission (the "SEC Reports"). As of their respective dates, the SEC reports (i) complied as to form in all material respects with the requirements of the Exchange Act, and (ii) did not contain any untrue statement of a material fact or fail to state a material fact required to be stated therein or necessary to order to make the statements therein, in light of the circumstances under which they were made, not misleading. There have been no material adverse changes in the Company's financial condition or business since the filing of its latest SEC Report.

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

           (c) Legal Proceedings. Except for an action commenced by Commonwealth Associates seeking certain warrants from the Company, there are no legal or arbitral proceedings or any proceedings by or before any governmental or regulatory authority or agency, now pending or (to the knowledge of the Company) threatened against the Company which, if adversely determined, could have a material adverse effect on the consolidated financial condition, operations, business or prospects of the Company taken as a whole.

           (d) No Conflicts. None of the execution and delivery of this Note, the consummation of the transactions herein contemplated or the compliance with the terms and provisions hereof will conflict with, or result in a breach of, or require any consent under, the charter or bylaws of the Company, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which the Company is a party or by which it is bound or to which it is subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any lien upon any of the revenues or assets of the Company pursuant to the terms of any such agreement or instrument.

           (e) Authority. The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Note; the execution, delivery and performance by the Company of this Note have been duly authorized by all necessary corporate action on its part; and this Note has been duly and validly executed and delivered by the Company and constitutes its legal, valid and binding obligation, enforceable according to its terms.

           (f) Consents. No authorizations, approvals or consents of, and no filings (except for securities laws filings) or registrations with, any governmental or regulatory authority or agency are necessary for the execution, delivery or performance by the Company of this Note or for the validity or enforceability hereof.

           (g) Credit Agreements. Except as described in the SEC Reports, the Company is not party to any credit agreement, loan agreement, indenture, purchase agreement, guarantee or other arrangement providing for, or otherwise relating to, any indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Company.

           (h) Permits. The Company has obtained all permits, licenses and other authorizations which are required under all Environmental Laws, except to the extent failure to have any such permit, license or authorization would not have a material adverse effect on the financial condition, operations, business or prospects of the Company. The Company is in compliance in all material respects with the terms and conditions of all such permits, licenses and authorizations, and are also in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any applicable Environmental Law or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent failure to comply would not have a material adverse effect on the financial condition, operations, business or prospects of the Company.

           (i) Title to Properties; Leases. The Company owns all the assets reflected in the balance sheet of the Company included in the financial statement most recently filed in an SEC Report or acquired since the date of such balance sheet (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances disclosed in such financial statements.


           (j) No Material Adverse Contracts, etc. The Company is not subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected by the Company in the future to have a materially adverse effect on the Company or its prospects. The Company is not a party to any contract or agreement that has or is expected, in the judgment of the Company to have any materially adverse effect on the Company or its prospects.

           (k) Tax Status. The Company (i) has made or filed all Federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which the Company believes in good faith it is subject, (ii) has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings, and (iii) has set aside on their books provisions reasonably adequate in accordance with GAAP for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes claimed to be due by the taxing authority of any jurisdiction which, if not paid, would have a materially adverse effect on the Company or its prospects, and the Company knows of no basis for any such claim.

           (l) No Event of Default. No Default or Event of Default has occurred and is continuing, either hereunder, under any Senior Debt or any other Indebtedness of the Company.

           (m) Authorized Capital. The authorized capital of the Company consists of 100,000,000 shares of Common Stock, $.01 par value (the "Common Stock"), and five million shares of Preferred Stock. As of October 10, 1996, the only shares of capital stock issued and outstanding are 28,695,597 shares of Common Stock, 4,265 shares of Class D Preferred Stock, 3,928 shares of Class E Preferred Stock, 6,000 shares of Class F Preferred Stock, and 10,000 shares of Class G Preferred Stock.

           5. Conversion.

           (a) Holder's Conversion Privilege and Conversion Price. On the terms and conditions contained herein, the Holder, at its option, may convert the entire principal amount of this Note into shares (the "Shares") of Common Stock at the Conversion Price, anytime after the 75th day after the date hereof. The price at which shares of Common Stock shall be delivered upon conversion (the "Conversion Price") shall be an amount equal to 85% of the Average Bid Price, as defined below, for the five trading days immediately preceding the date notice of conversion is given; provided, however, that if such Conversion Price on the date of conversion would be (x) less than 80% of the Issuance Date Bid Price, the Conversion Price shall equal 80% of the Issuance Date Bid Price (the "Conversion Price Floor"), or (y) greater than 120% of the Issuance Date Bid Price,

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

the Conversion Price shall equal 120% of the Issuance Date Bid Price (the "Conversion Price Ceiling"). Notwithstanding the foregoing, the Conversion Price Floor shall be eliminated if, at any time after 120 days from the date hereof, the Average Bid Price for any 60 consecutive days thereafter is equal to or less than the Conversion Price Floor. As used herein, the term "Bid Price" means, with respect to any date, the last reported bid price of the Common Stock on such date (with respect to any such date, the "Closing Bid Price"), as reported on The Nasdaq Small-Cap Market or such other market or exchange on which the Common Stock is primarily traded on such day; "Average Bid Price" means the sum of the Closing Bid Price on each of the days for which the average is being calculated, divided by such number of days; and "Issuance Date Bid Price" means the Average Bid Price for the five trading days immediately preceding the date of this Note. If the Company shall pay a dividend on, subdivide, combine into a smaller number of shares or issue by reclassification of its shares, any Shares, the Conversion Price Floor and the Conversion Price Ceiling shall be correspondingly adjusted.

           (b) Holder's Exercise of Conversion Privilege. (i) The Holder shall exercise its election to convert this Note by delivering to the Company and its counsel in accordance with Section 10(a) hereof a written notice (a "Conversion Notice") of its election, together with the surrender of this Note. This Note shall be deemed to have been converted immediately prior to the close of business on the day of surrender for conversion in accordance with the foregoing provisions, and at such time the rights of the Holder, as Holder, shall cease, and the person entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder of such Common Stock at such time. Notwithstanding the foregoing, if the conversion occurs during a Redemption Period, the Company may redeem (rather than convert) the Note by giving the Holder a Redemption Notice within 48 hours of receipt of a Conversion Notice. In such event, the Company shall pay the Holder, within 30 days of the Conversion Notice, the Redemption Amount. If the Redemption Amount is not paid within such 30 day period, the Company's Redemption Notice, and its redemption rights under Section 2, shall terminate and all outstanding amounts under this Note shall bear interest at the rate of 24% per annum from the Redemption Amount Due Date. If no Redemption Notice is given, the Company shall, as promptly as practicable on or after the conversion date, issue and deliver to the Holder a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, with payment in lieu of any fraction of a share in an amount equal to the same fraction of the Closing Sales Price at the close of business on the business day immediately preceding the conversion date. Such certificate shall bear the following legend until the Company receives an opinion in form and substance reasonably satisfactory, and from counsel reasonably satisfactory, to it that the legend may be removed:

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

THE COMMON SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF THE UNITED STATED SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED, DIRECTLY OR INDIRECTLY, OR DELIVERED, UNLESS REGISTERED OR QUALIFIED UNDER THE ACT AND OTHER APPLICABLE LAWS OF ANY SUCH STATE UNLESS THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO IT OR OTHER EVIDENCE SATISFACTORY TO IT THAT AN EXEMPTION FROM SUCH REGISTRATION OR QUALIFICATION IS AVAILABLE.

The Company shall pay the amount of any and all taxes which may be imposed in respect of any issue or delivery of stock certificates under this Section 5, unless such stock certificates shall be issued in a name or names other than that of the Holder, in which case the transferee shall pay all stock transfer taxes.

                      (ii) In no event shall the Holder be entitled to convert the outstanding principal of this Note to the extent such conversion would result in such Holder's beneficially owning more than five percent (5%) of the outstanding shares of the Company's Common Stock. For these purposes, beneficial ownership shall be defined and calculated in accordance with Rule 13d-3, promulgated under the Securities Exchange Act of 1934, as amended.

           (c) Company's Conversion Privilege. Anytime after the 90th day from the date hereof, if the Average Bid Price for the Company's Common Stock equals or exceeds, for thirty (30) consecutive trading days thereafter, 130% of the Conversion Price Ceiling, the Company shall have the right, by written notice to the Holder, to convert this Note in principal traunches of no more than $1,000,000 into shares of Common Stock at the Conversion Ceiling Price, provided, however, such shares shall have been registered for resale with the Securities and Exchange Commission and shall be subject to an effective registration statement, and the provisions of Section (f) shall apply; and further provided that no more than one traunch may be converted during any seven day period.

           (d) Company to Reserve Common Stock. The Company shall always reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, for effecting the conversion of the Note, the full number of shares of Common Stock then issuable upon conversion of this Note.

           (e) Covenant as to Common Stock. The Company covenants that all shares of Common Stock which may be issued upon conversion of the Note will upon issue be duly and validly issued and fully paid and nonassessable and, except as provided in clause (b), the Company will pay all taxes, liens and charges with respect to the issue thereof.

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

           (f) Registration Rights. (i) The Company shall prepare and file, on one occasion, with the Securities and Exchange Commission (the "Commission"), on Form S-3 or such other form as may be appropriate to permit a delayed or continuous offering by the Holder at the sole expense of the Company, a Registration Statement and such other documents, including a prospectus, as may be necessary (in the opinion of both counsel for the Company and counsel for the Holder), in order to comply with the provisions of the Act, so as to permit a public offering and sale of the Registrable Securities by the Holder, for 12 consecutive months. For the purposes hereof, "Registrable Securities" shall mean all Shares issuable upon conversion of this Note.

                      (ii) The Company and the Holder agree as follows:

                                 (A) The  Company  shall  file the  Registration
                      Statement as expeditiously as possible, use its best efforts to cause the Registration Statement to become effective on or before January 31, 1997 and shall cause the Registration Statement to be declared effective no later than February 28, 1997, shall keep such Registration Statement effective for a period of twelve continuous months and shall furnish the Holder with such number of prospectuses as shall reasonably be requested. If the Registration Statement is not declared effective by February 28, 1997, the outstanding principal balance shall bear interest at the rate of 24% per annum from February 28, 1997 until such Registration Statement is declared effective.

                                 (B) The Company  shall pay all costs,  fees and
                      expenses in connection with such Registration Statement including, without limitation, the Company's legal and accounting fees, printing expenses, and blue sky fees and expenses, except for underwriting commissions and discounts, if any, payable by the Holder.

                                 (C) The Company will take all necessary  action
                      which may be required in qualifying or registering the Registrable Securities included in the Registration Statement for offering and sale under the securities or blue sky laws of such states as are requested by the Holder, except that the Company shall not, for any such purpose, be required to qualify to do business as a foreign corporation in any jurisdiction wherein it is not so qualified or to file therein any general consent to service of process.

                                 (D) The Company will indemnify and hold harmless the Holder and any underwriter (as defined in the
                      Act) for such Holder and each person, if any, who controls the Holder or underwriter within the meaning of the Act against any losses, claims, damages or liabilities (or actions in respect thereof), joint or several, to which the Holder or underwriter or such controlling person may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) are caused by any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement under which the securities were registered under the Act, any prospectus contained therein, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; and will reimburse the Holder, underwriter and each such controlling person for any legal or other expenses reasonably incurred by the Holder, underwriter or such controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, damage, expense or liability arises out of or is based upon an untrue statement, alleged untrue statement, omission or alleged omission so made in conformity with written information furnished by the Holder or underwriter specifically for inclusion in the Registration Statement.

                                 (E) The Holder will indemnify and hold harmless
                      the Company, each of its directors, each of its officers who have signed the Registration Statement, and each person, if any, who controls the Company, within the meaning of the Act, against any losses, claims, damages or liabilities to which the Company, or any such director, officer or controlling person may become subject under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) are caused by any untrue or alleged untrue statement of any material fact contained in said Registration Statement, said prospectus, or amendment or amendments or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading and from the violation of Subparagraph (I) hereof; and will reimburse any legal or other expenses, reasonably incurred by the Company or any such director, officer or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action; in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in reliance upon and in conformity with written information furnished by the Holder specifically for inclusion in the Registration Statement.

                                 (F) Promptly  after  receipt by an  indemnified
                      party pursuant hereto of notice of any claim to which indemnity would apply or the commencement of any action, such indemnified party will, if a claim thereof is made against the indemnifying party pursuant hereto, notify the indemnifying party of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than hereunder except to the extent that the indemnifying party is harmed thereby. In case such action is brought against any indemnified party, and it notified the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party. The Holder or any underwriter or any such controlling person shall have the right to employ separate counsel in any such action and to participate in the defense thereof but the fees and expenses of such counsel shall not be at the expense of the Company unless: (i) the employment of such counsel has been specifically authorized by the Company, (ii) the Company has failed to assume the defense and employ counsel, or (iii) the named parties of any such action, suit or proceeding (including any impleaded parties) include both the person or persons seeking indemnification (the "indemnified person") and the Company and such indemnified person shall have been advised by its counsel that representation of the indemnified person and the Company by the same counsel would be inappropriate under applicable standards of professional conduct (whether or not such representation by the same counsel has been proposed) due to actual or potential differing interests between them (in which case the Company shall not have the right to assume the defense of such action, suit or proceeding on behalf of such indemnified person). The Indemnifying Party shall not be liable to indemnify any person for any settlement by such person of any such action effected without the Indemnifying Party's consent.

                                 (G) In connection with any  registration by the
                      Company on behalf of the Holder, the Holder agrees to: (i) execute a selling stockholder questionnaire and consent to include the Holder's shares in such registration statement, each in form and substance reasonably acceptable to the Company and its counsel; (ii) comply with any prospectus delivery requirement of the Act; (iii) inform the Company at least 48 hours prior to any proposed use of a prospectus, (iv) not use a prospectus if the Company informs the Holder that there is currently material undisclosed information about the Company, and
                      (v) inform the Company when all shares subject to the registration have been sold so that the Company may terminate the registration in accordance with its obligations under item 512 of Regulation SK.

       6. Covenants.

          The Company covenants and agrees with the Holder that, so long as any amount remains unpaid on the Note, unless the consent of the Holder is obtained, the Company:

          (a) Shall not declare or pay any dividend on its capital stock (other than stock dividends) or make any payment to purchase, redeem, retire or acquire any of its capital stock or the subordinated debt of the Company or any option, warrant or other right to acquire such capital stock unless, on the date immediately following any such payment, the Company's total stockholders' equity, as would be reflected on a consolidated balance sheet of the Company prepared in accordance with GAAP equals or exceeds the principal amount of the Note then outstanding.

          (b)  Shall,   and  shall  cause  each   Subsidiary   to,   remain  in
substantially the same businesses in which the Company and its Subsidiaries are engaged as of the date of this Note or in such other types of businesses that are reasonably related or incidental thereto.

          (c) Unless approved by a majority of the Independent Directors of the Board of Directors of the Company, shall not, and shall not permit any Subsidiary to, merge, consolidate or exchange shares with any other corporation, or sell, lease or transfer or otherwise dispose of any of its assets to any Person, other than sales, leases, transfers or other dispositions of inventory in the ordinary course of business or particular items of obsolete or unnecessary equipment in the ordinary course of business, except: (i) any Subsidiary may merge or consolidate with the Company (provided that Company shall be the surviving corporation in any such transaction) or with any one or more other Subsidiaries; (ii) any Subsidiary may sell, lease, transfer or otherwise dispose of all or any substantial part of its assets to the Company or another Subsidiary; and (iii) as otherwise expressly permitted by this Note.

          (d) Shall not, and shall not permit any Subsidiary to, directly or indirectly purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, in the ordinary course of business or otherwise, any Affiliate, except upon terms not less favorable to the Company and the Subsidiary than if the Affiliate relationship did not exist and provided the transaction is approved by a majority of the Independent Directors of the Board of Directors of the Company.

          (e) Shall deliver to Holder

                    (i) within five days after filing with the SEC, its Form 10-Q, Form 10-K and any Forms 8-K filed with the SEC. In the event Holder does not receive such filings within the time period set forth above, it shall give written notice thereof to the Company.
          Thereafter, the Company shall have ten business days to deliver such filings to Holder;

                    (ii) promptly after the Company shall obtain knowledge of such, written notice of all material legal or arbitral proceedings, and of all material proceedings by or before any governmental regulatory authority or agency, and each material development in respect of such legal or other proceedings, affecting the Company, except proceedings which, if adversely determined, would not have a material adverse effect on the Company. For the purposes hereof, proceedings seeking $3,000,000 or more shall be deemed material; and

                    (iii) promptly after the Company shall obtain knowledge of the occurrence of any Event of Default (as hereinafter defined) or any event which with notice or lapse of time or both would become an Event of Default (an Event of Default or such other thing being a "Default"), a notice specifying that such notice, is a "Notice of Default" and describing such Default in reasonable detail, and, in such Notice of Default or as soon thereafter as practicable, a description of the action of the Company has taken or proposes to take with respect thereto.

          (f) Shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises. It
(i) will cause all of its properties used or useful in the conduct of its business to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, and (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

          (g) Shall maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent.

          (h) Shall duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed on it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its property unless same is in good faith being contested by the Company.

          (i) Shall permit the Holder or its representatives to visit and inspect any of the properties of the Company to examine the books of account of the Company (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Company with, and to be advised as to the same by, its and their officers, at all such reasonable times and intervals as Holder may reasonably request.

          (j) Shall comply in all material respects with (i) the applicable laws and regulations wherever its business is conducted, (ii) the provisions of its charter documents and by-laws, (iii) all agreements and instruments by which it or any of its properties may be bound and (iv) all applicable decrees, orders and judgments, the non-compliance with which would have a material adverse effect on the financial condition, business or prospects of the Company.

          (k) Shall use the proceeds of the Note for acquisitions,  expansion of
sales  and  marketing  efforts,   support  increased  levels  of  inventory  and
receivables, and general corporate purposes.

          (l)  Shall   cooperate  with  the  Holder  and  execute  such  further
instruments and documents as the Holder shall reasonably request to carry out to their reasonable satisfaction the transactions contemplated by this Note.

          (m) Shall not permit:

                    (i) the ratio of its total debt (including subordinated indebtedness) to tangible net worth to exceed 3:1.

                    (ii) its tangible net worth to be less than $15 million.

                    (iii) its cash balance at the beginning of each quarter to be less than 200% of the anticipated interest payments on all outstanding Indebtedness of the Company for such quarter.

          All of the foregoing financial covenants shall be determined in accordance with GAAP.

       7. Events of Default.

          The occurrence of any of the following events shall constitute an event of default (an "Event of Default"):

          (a) A default in the payment of the principal on any Note, when and as the same shall become due and payable, which default shall continue for thirty days after the date fixed for the making of such principal payment.

          (b) A default in the payment of any interest on any Note, when as the same shall become due and payable, which default shall continue for thirty days after the date fixed for the making of such interest payment.

          (c) A material default in the performance, or a breach, of any other material covenant or agreement of the Company in this Note and continuance of such default or breach for a period of 14 days after receipt of notice from the Holder as to such breach.

          (d) A default or event of default which remains uncured following any applicable cure period shall have occurred with respect to any Indebtedness of the Company now or hereafter existing, unless the Company is in good faith contesting the default or event of default in accordance with the terms of such Indebtedness.

          (e) Any representation, warranty or certification made by the Company pursuant to this Note shall prove to have been false or misleading as of the date made or thereafter in any material respect.

          (f) A final judgment or judgments for the payment of money in excess of $3,000,000 in the aggregate shall be rendered by one or more courts, administrative or arbitral tribunals or other bodies having jurisdiction against the Company or any subsidiary thereof and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 45 days from the date of entry thereof and the Company shall not, within such 45-day period, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.

          (g) The entry of a decree or order by a court having jurisdiction adjudging the Company a bankrupt or insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of, or in respect of, the Company, under federal bankruptcy law, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, and the continuance of any such decree or order unstayed and in effect for a period of 60 days; or the commencement by the Company of a voluntary case under federal bankruptcy law, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under federal bankruptcy law or any other applicable federal or state law, or the consent by it to the filing of such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action.

          (h) Any change in the composition of the Company's Board of Directors so that a majority of the Board does not consist of the current directors or those nominated or appointed by a majority of such current directors.

          (i) Omitted.

          (j) Any sale, transfer or other disposition of any material amount of the assets of the Company or any of its subsidiaries for consideration below the fair market value thereof.

          (k) Delisting or suspension for 5 consecutive trading days from trading on NASDAQ or any national securities exchange of the Company's common stock.

       8. Remedies Upon Default.

          (a) Upon the occurrence of an Event of Default referred to in Section 7(a), (b) or (g), the principal amount then outstanding of, and the accrued interest on, this Note shall automatically become immediately due and payable without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the Company. Upon the occurrence of an Event of Default other than one referred to in Sections 7(a), (b) or (g), the Holder may declare the principal amount then outstanding of, and the accrued interest on, the Note to be due and payable immediately, and upon such declaration the same shall become due and payable immediately, without presentation, demand, protest or other formalities of any kind, all of which are expressly waived by the Company.

          (b) The Holder may institute such actions or proceedings in law or equity as it shall deem expedient for the protection of its rights and may prosecute and enforce its claims against all assets of the Company, and in connection with any such action or proceeding shall be entitled to receive from the Company payment of the principal amount of this Note plus accrued interest to the date of payment plus reasonable expenses of collection, including, without limitation, reasonable attorneys' fees and expenses.

          (c) Upon the occurrence of an Event of Default and the lapse of the applicable cure period, if any, the outstanding principal amount and accrued but unpaid interest on the Note shall bear interest at the rate of 12% per annum from the date of the Event of Default.

       9. Definitions. (a) As used herein, the following terms shall have the following meanings.

          "Accounting Terms". Any accounting terms used in this Agreement, unless otherwise specifically provided, shall have the meanings customarily given them in accordance with GAAP, and all financial computations, statements and reports hereunder, unless otherwise specifically provided, shall be in accordance with GAAP. An "audited" financial statement means one with an independent auditor's report of audit thereon containing no qualification or exception other than as to the ability of the Company to continue as a going concern.

          "Business Day" means any day which is not a Saturday or Sunday, or a day on which banking institutions are authorized or obliged to close in Boston, MA.

          "Debentures"   means  the  Company's  4.5%  Convertible   Subordinated
Debentures due 2003.

          "Environmental Laws" shall mean any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "GAAP" means generally accepted accounting principles applied on a basis consistent with past practice.

          "Guarantee" means a guarantee, an endorsement, a contingent agreement to purchase or to furnish funds for the payment or maintenance of, or otherwise to be or become contingently liable under, or with respect to, the Indebtedness, other obligations, net worth, working capital or earnings of any other Person, or a guarantee of the payment of dividends or other distributions upon the stock of any corporation, or an agreement to purchase, sell or lease (as lessee or lessor) property, products, materials, supplies or services primarily for the purpose of enabling another Person to make payment of his, her or its obligations or an agreement to assure a creditor against loss, and including without limitation, causing a bank to open a letter of credit for the benefit of any other Person, but excluding endorsements for collection or deposit in the ordinary course of business. The terms "Guarantee" and "Guaranteed" used as a verb shall have a correlative meaning.

          "Indebtedness" means(a) indebtedness created, issued or incurred for borrowed money (whether by loan or the issuance and sale of debt securities); and (b) obligations of the Company in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of the Company.

          "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For purposes of this Agreement, the Company shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

          "Person" shall mean any individual, corporation, company, voluntary association, partnership, joint venture, trust, unincorporated organization or government (or any agency, instrumentality or political subdivision thereof).

          "Senior Debt" means all existing and future Indebtedness of the Company to any bank, insurance company or other institutional lender unless the instrument creating or evidencing such Indebtedness expressly provides that such Indebtedness is not senior in right of payment to the Note.

       10. Miscellaneous.

          (a) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or by Federal Express, Express Mail or similar overnight delivery or courier service or delivered ( in person or by telecopy, telex or similar telecommunications equipment) against receipt to the party to whom it is to be given (i) if to the Company, at its address at 66 Cherry Hill Drive, Beverly, MA 01915, Attention: President with a copy to David Broadwin, Esq., Foley Hoag & Eliot, LLP, One Post Office Square, Boston, MA 02109-2170,
(ii) if to the Holder at its address set forth on the first page hereof with a copy to Ken Witt, Esq., Freeborn & Peters, Suite 2600, 950 Seventeenth Street, Denver, CO 80202-2286, or (iii) in either case, to such other address as the party shall have furnished in writing in accordance with the provisions of this
Section 10(a). Notice to the estate of any party shall be sufficient if addressed to the party as provided in this Section 10(a). Any notice or other communication given by certified mail shall be deemed given at the time of certification thereof, except for a notice changing a party's address which shall be deemed given at the time of receipt thereof. Any notice given by other means permitted by this Section 10(a) shall be deemed given at the time of receipt thereof.

          (b) No course of dealing and no delay or omission on the part of the Holder in exercising any right or remedy shall operate as a waiver thereof or otherwise prejudice the Holder's rights, powers or remedies. No right, power or remedy conferred by this Note upon the Holder shall be exclusive of any other right, power or remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise and all such remedies may be exercised singly or concurrently.

          (c) This Note may be amended only by a written instrument executed by the Company and the Holder hereof. Any amendment shall be endorsed upon this Note, and all future Holders shall be bound thereby.

          (d) This Note shall be governed by and construed in accordance with he laws of the Commonwealth of Massachusetts, without giving effect to principles governing conflicts of law.

          (e) The Company irrevocably consents to the jurisdiction of the courts of the Commonwealth of Massachusetts and of any Federal court located in such State in connection with any action or proceeding arising out of or relating to this Note, any document or instrument delivered pursuant to, in connection with or simultaneously with this Note, or a breach of this Note or any such document or instrument. In any such action or proceeding, the Company waives personal service of any summons, complaint or other process and agrees that service thereof may be made in accordance with Section 10(a).

          IN WITNESS WHEREOF, the Company has caused this Note to be executed and dated the day and year first above written.


                                        Palomar Medical Technologies, Inc.






                                        By:_______________________